EXHIBIT 99.1

Westaff Announces Definitive Agreement for the Sale of Australia and New Zealand Subsidiaries, Focus on Growth of U.S. Operations

Divestiture of overseas operations would reaffirm turnaround and set stage for new strategic direction

WALNUT CREEK, Calif., September 29, 2008 - Westaff, Inc. (NASDAQ: WSTF) a leading provider of staffing services, announced today that it has entered into a definitive agreement to sell its Australia and New Zealand subsidiaries to Humanis Blue Pty Ltd, an Australian company and subsidiary of Humanis Group Limited, in a transaction valued at approximately US $15 million, consisting of a combination of cash and debt.  Humanis is a Melbourne, Australia based company involved in the accumulation of recruitment providers in select verticals and Westaff’s Australia and New Zealand businesses are its first acquisition.

Upon completion of the transaction, the divestiture would mark Westaff’s exit from non-core international operations, and represent the culmination of several strategic steps that Westaff has taken with the objective of improving its business and its operations.

“This is an extremely positive step, and one that would position Westaff to sharpen its focus on the strength of its United States operations,” commented Westaff CEO and Chairman Michael T. Willis.  “In addition, we expect that this sale would provide us with the opportunity to re-invest in our core business and pursue our growth objectives.”

Upon completion of the sale, Westaff intends to focus on establishing and executing a new strategy to leverage its core competencies, experience, and market understanding.  Westaff expects to announce these new strategic goals and related operational milestones in the near future upon completion of the sale.

Under the terms of the agreement, Humanis will purchase Westaff’s Australia and New Zealand subsidiaries for approximately US $13.3 million in cash at closing and US $2.5 million in the form of a deferred payment promissory note due one year after closing.  Westaff expects to receive net cash proceeds of approximately US $7.5 million following payment of taxes, banking and legal fees and the repayment of certain outstanding debts.  The transaction is subject to customary closing conditions and is expected to close on November 3, 2008.  Approval by Westaff’s shareholders is not a condition to the closing of the sale.

About Westaff

Westaff provides staffing services and employment opportunities for businesses in global markets.  Westaff annually employs in excess of 125,000 people and services more than 20,000 client accounts from 204 offices located throughout the United States, Australia and New Zealand.  For more information, please visit Westaff’s Web site at www.westaff.com.

This press release contains forward-looking statements within the meaning of the U.S. securities laws. Forward-looking statements in this release are generally identified by words such as “expects,” “believes,” “will,” “would,” “should” and similar expressions that are intended to identify forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement. Forward-looking statements contained herein include, but are not limited to, statements regarding (i) Westaff’s expectations regarding the closing of the sale; (ii) Westaff’s expectation that the sale would improve Westaff’s operations; (iii) Westaff’s expectation that the sale would complete Westaff’s strategy of divesting foreign operations and position Westaff to focus on growth in the United States; (iv) Westaff’s expectation that the sale would enable Westaff to focus on executing a new strategy and that Westaff would be able to new strategic goals and related operational milestones immediately upon completion of the sale; and (v) Westaff’s expectation regarding the net cash proceeds to be received from the sale.  The forward-looking statements contained herein involve a number of assumptions, risks and uncertainties that could cause actual results to differ materially from those expressed or implied by these forward-looking statements. Many of these risks and uncertainties cannot be controlled by Westaff. These risks and uncertainties include, but are not limited to: the risk that the conditions to the closing of the sale might not be satisfied and the sale might not close; an intensely priced competitive market; Westaff’s ability to continue to obtain a forbearance or that such forbearance would be on terms acceptable to Westaff; our significant working capital needs and our ability to borrow to meet those needs; our ability to borrow under our credit facilities and our compliance with their debt covenants; variability of the amount of collateral that we are required to maintain to support our workers’ compensation obligation; the sufficiency of our workers’ compensation claims reserve; variability of employee-related costs, including workers’ compensation liabilities; possible adverse effects of fluctuations in the general economy; our ability to collect on our accounts receivable; risks related to franchise agent operations; risks related to international operations and fluctuating exchange rates; reliance on executive management and key personnel; our ability to attract and retain the services of qualified temporary personnel; the ability of our customers to terminate our service agreement on short notice; variability of the cost of unemployment insurance for our temporary employees; any difficulty with our information technology system; government regulation; potential exposure to employment-related claims; the volatility of Westaff’s stock price; increased regulatory compliance costs; and litigation and other claims. Additional information concerning the risks and uncertainties listed above, and other factors you may wish to consider, is contained in the Westaff’s filings with the Securities and Exchange Commission, including the Westaff’s most recent Annual Report on Form10-K for the year ended November 3, 2007 and Quarterly Report on Form 10-Q for the quarterly period ended July 12, 2008.

Forward-looking statements are based on the beliefs and assumptions of the Westaff’s management and on currently available information. Westaff undertakes no responsibility to publicly update or revise any forward-looking statement except as required by applicable laws and regulations.

Investor/Media Relations Contact:

Stephen J. Russo

Chief Operating Officer

Westaff, Inc.

(P) (925) 951-4041

(E) srusso@westaff.com